UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 2, 2007

SM&A

(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach,
California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (949) 975-1550

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

Form 8-K filed on July 3, 2007 is amended to correct a typographical error.

Item 1.02 should read: Cathy L. McCarthy, President and Chief Operating Officer of SM&A.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.02           Termination of Material Definitive Agreement.

As further described in Section 5.02 below, Cathy L. McCarthy, President and Chief Operating Officer of SM&A, plans to resign as an officer effective July 12, 2007.  As a result, the Employment Agreement of Cathy McCarthy would terminate upon her resignation, subject to the survival of certain restrictive covenants in favor of the Company as more fully set forth under the terms of the Employment Agreement.

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 7, 2007, the Company announced that Cathy L. McCarthy, President and Chief Operating Officer, had informed the board of directors that she planned to resign from her position following a transition period, and no later than December 31, 2007, in order to pursue a new business venture.

On July 2, 2007, Ms. McCarthy indicated she planned to resign effective as of July 12, 2007.  SM&A and Ms. McCarthy plan to enter into a Consulting Agreement whereby Ms. McCarthy will serve as a consultant to SM&A through the close of 2007 and will receive a fee equivalent to her current base compensation.  Under the consulting agreement, Ms. McCarthy would continue to assist with the management transition and, should acquisition opportunities arise for the Company, Ms. McCarthy would provide advice with respect to potential acquisitions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM&A
(Registrant)

Date:
	July 3, 2007	/s/ Steve D. Handy
(Signature)
Steve D. Handy
Senior Vice President, Chief Financial Officer and Secretary